Exhibit 99.1

NEWS

TEAM, INC. P. O. Box 123 Alvin, Texas 77512	For immediate release contact: Ted W. Owen (281) 331-6154

TEAM, INC. REPORTS RESULTS FOR THIRD QUARTER AND REVISES FULL YEAR GUIDANCE

ALVIN, TX, March 31, 2009 — Team, Inc., (NASDAQ: TISI) today reported net income of $2.2 million ($0.11 per diluted share) for its third quarter ended February 28, 2009 compared to net income of $2.9 million ($0.15 per diluted share) for the corresponding prior year quarter. For the current quarter, revenues were $104.3 million compared to $108.8 million for the corresponding prior year quarter.

Net income for the nine months ended February 28, 2009 was $17.4 million ($0.88 per diluted share), up $3.1 million or 22% from the corresponding prior year period. Revenues for the same nine month period were $376.4 million, up $41.7 million or 12% from the prior year period.

Third Quarter Performance

As reported above, Team’s overall revenue during the quarter was $104.3 million, down 4% from the corresponding prior year period. Operating profit in the third quarter ended February 28, 2009 was $3.5 million compared to $6.5 million from the corresponding prior year period. The decrease in operating profit during the quarter was primarily due to decreased revenues across both divisions, as well as decreased job margins in the TMS division associated with the mix of projects performed by that division compared to the prior year quarter.

Due to the softening business environment, Team recently took a number of steps to reduce its overall support costs. Team eliminated approximately 60 sales and support positions from both field and corporate groups and is reducing its discretionary spending. Total savings from these actions is expected to be $6 million annually. Severance charges of $0.4 million were incurred in the third quarter in conjunction with the staffing reductions.

Third quarter results also benefited from the recognition of Federal income tax credits of $0.6 million resulting from research and development activities and human resource initiatives.

Full Year Guidance

As a result of continued weakness in customer demand, Team is reducing its revenue guidance for the current fiscal year by an additional $20 million to approximately $500 million. This implies 4th quarter revenue of approximately $120 million, down about 17% from the prior year. Reflecting this lower revenue forecast, Team now projects full year earnings to be in a range between $1.05 to $1.20 per share (on a fully diluted basis). The decrease in customer capital projects, the deferral or reduction in scope of turnaround projects this spring, and pricing pressures from customers are the primary drivers of Team’s reduced revenue expectations.

“The uncertainties facing our end markets have never been greater. However, we are reacting quickly to the rapid and evolving changes in near term demand and are focused on maintaining our overall performance and managing our business in balance with market opportunities,” said Phil Hawk, Team’s Chairman and CEO.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Wednesday, April 1, 2009 at 8:00 a.m. Central Time (9:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team’s Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 877-826-1586 and use confirmation code 24211986 when prompted.

About Team, Inc.

Headquartered in Alvin, Texas, Team, Inc. is a leading provider of specialty industrial services required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 100 locations throughout the United States, Aruba, Belgium, Canada, Singapore, The Netherlands, Trinidad and Venezuela. Listed as #3 on the Forbes Magazine list of 200 best small companies, Team’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “TISI”.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made every reasonable effort to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, a variety of factors could cause actual results to differ materially from those anticipated in any forward-looking information. Those factors include domestic and international economic activity, interest rates and market conditions for the Company’s customers and their levels of capital and maintenance expenditures, compliance with regulations and changes to regulations, general liability claims and legal proceedings, competition in the marketplace, ability to hire and retain a skilled technical workforce, availability of attractive acquisitions and unforeseen integration difficulty with future acquisitions, and the Company’s successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES

SUMMARY OF OPERATING RESULTS

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$104,266	$108,823	$376,356	$334,621
Operating expenses	74,312	75,200	257,208	226,837

Gross margin	29,954	33,623	119,148	107,784
Selling, general and administrative expenses	26,643	27,118	88,433	78,955
Earnings from unconsolidated affiliates	159	—	834	—

Operating income	3,470	6,505	31,549	28,829
Interest expense, net	1,141	1,618	3,966	5,085

Earnings before income taxes	2,329	4,887	27,583	23,744
Provision for income taxes	148	1,953	10,228	9,482

Net income	$2,181	$2,934	$17,355	$14,262

Earnings per common share:
Basic	$0.12	$0.16	$0.92	$0.79

Diluted	$0.11	$0.15	$0.88	$0.73

Weighted average number of shares outstanding:
Basic	18,833	18,339	18,778	18,138

Diluted	19,637	19,816	19,821	19,649

Continuing operations data:
Revenues comprised of:
TCM Division	$56,144	$59,110	$197,525	$192,305
TMS Division	48,122	49,713	178,831	142,316

	$104,266	$108,823	$376,356	$334,621

Gross margin comprised of:
TCM Division	$14,608	$15,838	$58,141	$56,232
TMS Division	15,346	17,785	61,007	51,552

	$29,954	$33,623	$119,148	$107,784

SG&A expenses:
Field operations	$21,443	$22,492	$73,070	$66,586
Corporate costs	5,200	4,626	15,363	12,369

Total SG&A	26,643	27,118	88,433	78,955
Earnings from unconsolidated affiliates	159	—	834	—

Operating income	$3,470	$6,505	$31,549	$28,829

TEAM, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION

FEBRUARY 28, 2009 AND MAY 31, 2008

(in thousands)

	February 28, 2009	May 31, 2008
	(unaudited)

Current assets	$150,316	$158,214
Property, plant and equipment, net	58,300	56,138
Other non-current assets	55,665	66,109

Total assets	$264,281	$280,461

Current liabilities	$47,505	$56,744
Long term debt net of current maturities	81,301	96,818
Other non-current liabilities	2,164	6,137
Stockholders’ equity	133,311	120,762

Total liabilities and stockholders’ equity	$264,281	$280,461